Exhibit 99.1

First US Bancshares, Inc. Reports First Quarter 2023 Diluted EPS Growth of 65% Over First Quarter 2022

BIRMINGHAM, AL (April 26, 2023) –

First Quarter Highlights:

Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)	Loans to deposits
$2.1million	$0.33	0.85%	10.02%	11.05%	86.4%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.1 million, or $0.33 per diluted share, for the quarter ended March 31, 2023 (“1Q2023”), compared to $2.2 million, or $0.35 per diluted share, for the quarter ended December 31, 2022 (“4Q2022”) and $1.4 million, or $0.20 per diluted share, for the quarter ended March 31, 2022 (“1Q2022”). Compared to 4Q2022, diluted earnings per share decreased by 5.7% due primarily to increased interest expense on deposits, combined with two less earning days in the quarter. Compared to 1Q2022, diluted earnings per share increased by 65.0% due to increased net interest income, combined with reduced provisions for credit losses.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended
	2023	2022
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$11,960	$11,621	$10,670	$9,525	$9,381
Interest expense	2,526	1,730	1,155	699	672
Net interest income	9,434	9,891	9,515	8,826	8,709
Provision for credit losses	269	527	1,165	895	721
Net interest income after provision for credit losses	9,165	9,364	8,350	7,931	7,988
Non-interest income	829	678	1,088	856	829
Non-interest expense	7,270	7,106	7,032	6,878	7,056
Income before income taxes	2,724	2,936	2,406	1,909	1,761
Provision for income taxes	652	708	546	494	400
Net income	$2,072	$2,228	$1,860	$1,415	$1,361
Per Share Data:
Basic net income per share	$0.35	$0.37	$0.31	$0.23	$0.22
Diluted net income per share	$0.33	$0.35	$0.29	$0.22	$0.20
Dividends declared	$0.05	$0.05	$0.03	$0.03	$0.03
Key Measures (Period End):
Total assets	$1,026,054	$994,667	$989,277	$955,385	$968,646
Tangible assets (1)	1,018,308	986,866	981,421	947,462	960,650
Total loans	775,889	773,873	750,271	714,637	678,330
Allowance for loan and lease losses	11,599	9,422	9,373	8,751	8,484
Investment securities, net	128,689	132,657	145,903	152,536	137,736
Total deposits	897,885	870,025	846,537	844,296	853,117
Short-term borrowings	25,000	20,038	40,106	10,088	10,062
Long-term borrowings	10,744	10,726	10,708	10,690	10,671
Total shareholders’ equity	84,153	85,135	83,103	82,576	87,807
Tangible common equity (1)	76,407	77,334	75,247	74,653	79,811
Book value per common share	14.34	14.65	14.30	14.05	14.33
Tangible book value per common share (1)	13.02	13.31	12.95	12.70	13.02
Key Ratios:
Return on average assets (annualized)	0.85%	0.90%	0.75%	0.58%	0.58%
Return on average common equity (annualized)	10.02%	10.60%	8.78%	6.55%	6.17%
Return on average tangible common equity (annualized) (1)	11.05%	11.70%	9.69%	7.21%	6.77%
Net interest margin	4.13%	4.27%	4.10%	3.91%	3.97%
Efficiency ratio (2)	70.8%	67.2%	66.3%	71.0%	74.0%
Total loans to deposits	86.4%	88.9%	88.6%	84.6%	79.5%
Total loans to assets	75.6%	77.8%	75.8%	74.8%	70.0%
Tangible common equity to tangible assets (1)	7.50%	7.84%	7.67%	7.88%	8.31%
Tier 1 leverage ratio (3)	9.30%	9.39%	9.23%	9.33%	9.38%
Allowance for loan losses as % of loans	1.49%	1.22%	1.25%	1.22%	1.25%
Nonperforming assets as % of total assets	0.18%	0.24%	0.28%	0.18%	0.32%
Net charge-offs as a percentage of average loans	0.11%	0.25%	0.29%	0.36%	0.32%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 12.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

CEO Commentary

“The first quarter results reflect the strength of our well-positioned balance sheet,” stated James F. House, President and CEO of the Company. “In a quarter marked by banking sector volatility and emerging economic challenges, the Company grew diluted earnings per share by 65% year-over-year, while enhancing its liquidity position. In addition, credit quality metrics continued to trend positively during the quarter, reflective of the strategy we implemented over 18 months ago aimed at, among other things, shifting our consumer lending platforms to assets of higher credit quality,” continued Mr. House.

Strategic Focus and Impact on Asset Quality

Beginning in the third quarter of 2021, the Company implemented strategic initiatives designed to improve operating efficiency, focus the Company’s loan growth activities, and fortify asset quality. The most significant component of these initiatives was the cessation of new business at the Bank’s wholly owned subsidiary, Acceptance Loan Company (“ALC”). This initiative, which included the closure of ALC’s branch lending locations, was expected to both reduce the Company’s expense structure and ultimately improve asset quality following the paydown of ALC’s loans. Historically, ALC’s loans have produced substantially higher levels of charge-offs than the Bank’s other loan portfolios.

Consistent with management’s expectations, as a result of this initiative, the Company realized a reduction of 14.3% in non-interest expense in 2022, compared to 2021. While non-interest expense reductions were realized in 2022, charge-offs of ALC’s loans remained elevated in 2022 as the run-off of the loan portfolio commenced. Although ALC’s charge-offs began to decrease in the latter part of 2022, more significant reductions have occurred in 2023. Net charge-offs associated with ALC’s loans decreased to $0.1 million during 1Q2023, compared to $0.4 million in 4Q2022, and $0.5 million in 1Q2022. Although the timing of future charge-offs and recoveries cannot be fully predicted, management expects continued reduction in net charge-offs over time as the portfolio continues to decrease. As of March 31, 2023, remaining loans at ALC totaled $16.9 million, compared to $20.2 million as of December 31, 2022 and $33.8 million as of March 31, 2022.

The improved charge-off experience at ALC has favorably impacted the Company’s overall asset quality trends. Net charge-offs totaled 0.11% of the Company’s average loan balance during 1Q2023, compared to 0.25% during 4Q2022 and 0.32% during 1Q2022. In addition, the Company’s nonperforming assets, including loans in non-accrual status and OREO, decreased to $1.8 million as of March 31, 2023, compared to $2.3 million as of December 31, 2022, and $3.1 million as of March 31, 2022. As a percentage of total assets, non-performing assets totaled 0.18% as of March 31, 2023, compared to 0.24% as of December 31, 2022, and 0.32% as of March 31, 2022.

Other First Quarter Financial Results

Loan Growth – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters as of March 31, 2023.

	Quarter Ended
	2023	2022
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$69,398	$53,914	$36,230	$40,647	$52,946
Secured by 1-4 family residential properties	86,622	87,995	84,452	69,109	69,862
Secured by multi-family residential properties	63,368	67,852	72,377	66,851	50,815
Secured by non-farm, non-residential properties	198,266	200,156	200,707	187,032	177,698
Commercial and industrial loans	65,708	73,546	65,935	65,909	68,102
Consumer loans:
Direct	8,435	9,851	11,950	14,891	17,149
Branch retail	12,222	13,992	15,878	17,992	20,827
Indirect	271,870	266,567	262,742	252,206	220,931
Total loans held for investment	$775,889	$773,873	$750,271	$714,637	$678,330
Allowance for loan and lease losses	11,599	9,422	9,373	8,751	8,484
Net loans held for investment	$764,290	$764,451	$740,898	$705,886	$669,846

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

Total loans increased by $2.0 million, or 0.3%, during 1Q2023. Loan volume increases during the quarter were driven primarily by growth in the construction, land development and other land category and the consumer indirect category. The increase in construction, land development and other land loans category was primarily attributable to growth in construction fundings on multi-family residential projects. Growth in consumer indirect was consistent with continued demand for the products collateralized through the Company's indirect program, including recreational vehicles, campers, boats, horse trailers and cargo trailers. As of March 31, 2023, the Company conducted indirect lending in 17 states. Loan growth in 1Q2023 was partially offset by decreases in the multi-family residential, and other commercial and consumer categories. Loans in the direct consumer and branch retail consumer categories were expected to decrease as they comprise the majority of ALC’s remaining loan balances. Moving forward, management will continue efforts to grow the loan portfolio in a diversified manner with appropriate attention to the economic environment and the impact of elevated interest rates on the credit quality of both current and prospective borrowers.

Deposit Growth – Deposits totaled $897.9 million as of March 31, 2023, compared to $870.0 million as of December 31, 2022. Growth in deposits during the quarter resulted from wholesale brokered deposit sources utilized by the Company to increase liquidity on the Company’s balance sheet in the wake of bank failures that occurred during March 2023. During the quarter, the Company acquired brokered deposits totaling $35.0 million. Of the acquired deposits, $20.0 million have six-month maturities, while the remainder either mature or are callable by the Company within 12 months. As of March 31, 2023, core deposits, which exclude time deposits of $250 thousand or more and all brokered deposits, totaled $761.7 million, or 84.8% of total deposits, compared to $778.1 million, or 89.4% of total deposits, as of December 31, 2022.

Deployment of Funds – The acquisition of brokered deposits during the quarter drove an increase in the Company’s on-balance sheet cash and cash equivalent position by $38.3 million comparing March 31, 2023 to December 31, 2022. Management consistently seeks to deploy earning assets in an efficient manner to maximize net interest income while maintaining appropriate levels of liquidity to protect the safety and soundness of the organization. Management’s decisions, particularly during the latter portion of 1Q2023 were focused on enhancing the Company’s liquidity position. As part of this focus, management elected to hold higher levels of cash and cash equivalents and did not seek to re-deploy excess cash into the Company’s investment securities portfolio during the quarter. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $128.7 million as of March 31, 2023, compared to $132.7 million as of December 31, 2022. The expected average life of securities in the investment portfolio was 3.7 years as of March 31, 2023, compared to 3.5 years as of December 31, 2022.

Net Interest Income and Margin – Net interest income totaled $9.4 million in 1Q2023, compared to $9.9 million in 4Q2022. The decrease resulted from two less earnings days in the quarter, as well as margin compression as interest-bearing liabilities repriced faster than interest-earning assets amid the ongoing rising interest rate environment. This was partially driven by a shift in the mix of deposits from noninterest-bearing to interest-bearing during the quarter. As of March 31, 2023, noninterest-bearing deposits totaled $154.7 million, compared to $169.8 million as of December 31, 2022, a decrease of 8.9%. By contrast, interest-bearing deposits increased to $743.2 million as of March 31, 2023, compared to $700.2 million as of December 31, 2022, an increase of 6.1%.

Comparing 1Q2023 to 1Q2022, net interest income increased by $0.7 million due to a combination of margin expansion and growth in earning assets that occurred primarily in 2022. Consistent with much of the banking industry, the Company’s margin expanded during the latter two quarters of 2022, but contracted in 1Q2023, as the velocity of changes in both funding mix and rate increases on funding sources accelerated. The Company’s total funding costs, including both interest and noninterest-bearing deposits and borrowings, increased by 37 basis points to 1.14% in 1Q2023, compared to 0.77% in 4Q2022. Net interest margin was 4.13% in 1Q2023, compared to 4.27% in 4Q2022 and 3.97% in 1Q2022.

CECL Adoption and Credit Provisioning – Effective January 1, 2023, the Company adopted the current expected credit loss (CECL) model to account for credit losses on financial instruments, including loans. The adoption of the CECL model resulted in a transition adjustment that increased the Company’s allowance for loan and lease losses by $2.1 million, including $1.4 million associated with the Bank’s loan portfolio and $0.7 million associated with ALC’s run-off loan portfolio. In addition, the Company recorded a reserve against off-balance sheet exposures associated with unfunded loan commitments of $0.3 million, which is included in other liabilities.

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

The first table below summarizes changes in the Company’s allowance for loan and lease losses associated with the initial adoption of CECL on January 1, 2023, as well as activity during the remainder of 1Q2023. The second table summarizes the allowance for loan and lease losses as a percentage of total loans in each portfolio category as of both December 31, 2022 (immediately prior to CECL adoption) and January 1, 2023 (immediately following CECL adoption), compared to March 31, 2023.

	As of and for the Three Months Ended March 31, 2023
	Construction, Land Development, and Other	Real Estate 1-4 Family	Real Estate Multi- Family	Non- Farm Non- Residential	Commercial and Industrial	Direct Consumer	Branch Retail	Indirect Consumer	Total
	(Dollars in Thousands)
	(Unaudited)
Allowance for loan and lease losses:
Beginning balance	$517	$832	$646	$1,970	$919	$866	$518	$3,154	$9,422
Impact of adopting CECL	(94)	(39)	(85)	(147)	(20)	47	628	1,833	2,123
Charge-offs	—	(8)	—	—	—	(215)	(155)	(156)	(534)
Recoveries	—	16	—	—	—	198	77	28	319
Provision	97	(32)	(52)	(61)	(117)	(4)	—	438	269
Ending balance	$520	$769	$509	$1,762	$782	$892	$1,068	$5,297	$11,599

	Allowance for Loan and Lease Losses as a Percentage of Total Loans (Before and After CECL Adoption)
December 31, 2022	0.95%	0.94%	0.95%	0.99%	1.25%	8.61%	3.64%	1.18%	1.22%
January 1, 2023 (adoption)	0.78%	0.90%	0.83%	0.91%	1.22%	9.08%	8.05%	1.87%	1.49%
March 31, 2023	0.75%	0.89%	0.80%	0.89%	1.19%	10.57%	8.74%	1.95%	1.49%

The adoption of CECL was most impactful on the Company’s consumer indirect loan portfolio due primarily to the extension of the loss estimate period to the estimated life of loans in this category. The Company originates indirect loans with maturities of up to 15 years; however, a significant number of these loans have historically paid off prior to maturity. As of both January 1, 2023 and March 31, 2023, the estimated average remaining life of the indirect portfolio was between four and five years. The branch retail portfolio, which represents indirect lending originated by ALC, was similarly impacted by the transition to CECL. In addition, the Company’s consumer portfolios were impacted by current economic forecasts using data provided by the Federal Reserve on inflation, unemployment, and the forecasted movement of interest rates.

Non-interest Income – Non-interest income levels remained consistent, totaling $0.8 million in 1Q2023, compared to $0.7 million in 4Q2022 and $0.8 million in 1Q2022.

Non-interest Expense – Non-interest expense totaled $7.3 million in 1Q2023, compared to $7.1 million in both 4Q2022 and 1Q2022. The increase comparing 1Q2023 to 4Q2022 resulted primarily from increases in salaries and benefits expense. Compared to 1Q2022, the increase resulted from increases in various miscellaneous expense categories, partially offset by year-over-year reductions in salaries and benefits.

Shareholders’ Equity – As of March 31, 2023, shareholders’ equity totaled $84.2 million, compared to $85.1 million as of December 31, 2022. The decrease in shareholders’ equity resulted from the CECL transition adjustment which reduced retained earnings by $2.4 million, and to a lesser extent, from reductions in accumulated other comprehensive income associated with fair value declines in the available-for-sale investment portfolio and other reclassification adjustments. These reductions were partially offset by earnings, net of dividends paid, for the quarter. As of March 31, 2023, the Company’s ratio of tangible common equity to tangible assets totaled 7.50%, compared to 7.84% as of December 31, 2022, and 8.31% as of March 31, 2022.

Cash Dividend – Consistent with 4Q2022, the Company declared a cash dividend of $0.05 per share on its common stock in 1Q2023. During each of the first three quarters of 2022, the Company paid cash dividends of $0.03 per common share. The increased dividend in both 4Q2022 and 1Q2023 is commensurate with earnings improvement experienced by the Company in both 1Q2023 and full-year 2022.

Regulatory Capital – During 1Q2023, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2023, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.09%. As of March 31, 2023, its total capital ratio was 12.34%, and its Tier 1 leverage ratio was 9.30%.

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

Liquidity – As of March 31, 2023, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank (FHLB) advances and brokered deposits. In addition, the Company has access to the Federal Reserve’s discount window and its Bank Term Funding Program (BTFP), the latter of which was established during 1Q2023 in response to the recent liquidity events that have occurred in the banking industry. Both the discount window and the BTFP allow borrowing on pledged collateral that includes eligible investment securities and, in certain circumstances, eligible loans. The discount window allows borrowing under 90-day terms, while borrowing terms under the BTFP are up to one year. The BTFP also allows investment securities to be pledged as collateral at 100% of par value when par value is greater than fair value.

Management monitors the Company’s liquidity position on a daily basis, and maintains policies, guidelines and contingency funding plans designed to ensure that adequate levels of liquidity are maintained through a variety of circumstances. Leading up to and in response to the liquidity events that occurred in the banking industry during 1Q2023, management undertook a number of procedures to both enhance the Company’s liquidity position, as well as to effectively communicate the Company’s sound liquidity position to deposit customers, borrowers, employees, and regulatory authorities. Procedures undertaken included, but were not limited to, the following:

•
Communication with all Company employees on the safety and soundness of the Company’s liquidity and capital positions
•
Daily monitoring by senior leadership of questions and concerns from deposit customers
•
Review and realignment of collateral pledging capacity with the Federal Reserve and FHLB
•
Accelerated procurement of wholesale brokered deposits to enhance the Company’s on-balance sheet liquidity position
•
Roll out of promotional interest rates on selected deposit products to attract new deposit growth
•
Re-testing of federal funds line borrowing capabilities in the week following bank failures

These procedures represent precautionary measures undertaken by management as a matter of prudence and in accordance with the Company’s contingency funding plans, which are a component of the Company’s liquidity policies and procedures. While the Company enhanced its liquidity position over the course of the quarter through wholesale deposit fundings, core deposits remained stable. Exclusive of wholesale brokered deposit fundings, the Company’s total deposits decreased by only $7.4 million, or 0.9%, comparing March 31, 2023 to December 31, 2022. Although events during the quarter strained the banking industry as a whole, the Company’s management remains confident in the stability of the Company’s core deposit base which has served as the Company’s primary funding source for many years. Excluding wholesale brokered deposits, as of March 31, 2023, the Company had over 29 thousand deposit accounts with an average balance of approximately $27.3 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance) totaled $165.9 million, or 18.5% of total deposits, as of March 31, 2023. As of December 31, 2022, estimated uninsured deposits totaled $148.3 million, or 17.1% of total deposits.

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

The table below provides information on the Company’s on-balance sheet liquidity, as well as readily available sources of liquidity as of both March 31, 2023 and December 31, 2022.

	March 31, 2023	December 31, 2022
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash and federal funds sold:
Cash and cash equivalents	$68,427	$30,152
Federal funds sold	263	1,768
Liquidity from cash and federal funds sold	68,690	31,920
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	127,007	130,795
Investment securities held-to-maturity, at amortized cost	1,682	1,862
Less: securities pledged	(51,899)	(54,717)
Less: estimated collateral value discounts	(10,918)	(7,833)
Liquidity from pledgable investment securities	65,872	70,107
Liquidity from unused lendable collateral (loans) at FHLB	19,228	18,215
Unsecured lines of credit with banks	28,000	45,000
Total readily available liquidity	$181,790	$165,242

The table calculates readily available sources of liquidity, including cash and cash equivalents, federal funds sold, and other liquidity sources. Certain of the measures have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”); however, management believes that the non-GAAP measures are beneficial to the reader as they enhance the overall understanding of the Company’s liquidity position and can be used as a supplement to GAAP-based measures of liquidity. Specifically, liquidity from pledgable investment securities is a non-GAAP measure used by management and regulators to analyze a portion of the Company's liquidity. Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or Federal Reserve to obtain immediate funding. Both available-for-sale and held-for-maturity securities may be pledged at fair value with the FHLB and through the Federal Reserve discount window. The amounts shown as liquidity from pledgable investment securities represents total investment securities as recorded on the balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value. The calculations are intended to reflect minimum levels of liquidity readily available to the Company through the pledging of investment securities, and do not contemplate the additional available liquidity that could be available from the Federal Reserve through the BTFP.

Other readily available sources of liquidity include unused collateral in the form of loans that the Company had pledged with the FHLB, as well as unsecured lines of credit with other banks. The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each balance sheet date presented. As of March 31, 2023 and December 31, 2022, the Company's total remaining credit availability with the FHLB was $243.4 million and $246.8 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time. For example, the Company has access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the pending discontinuation of LIBOR as an interest rate benchmark; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for loan and lease losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED March 31, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2023			March 31, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$770,871	$10,982	5.78%	$696,695	$8,847	5.15%
Taxable investment securities	129,840	680	2.12%	130,306	485	1.51%
Tax-exempt investment securities	1,059	3	1.15%	2,771	12	1.76%
Federal Home Loan Bank stock	1,634	28	6.95%	879	8	3.69%
Federal funds sold	2,591	29	4.54%	81	—	—
Interest-bearing deposits in banks	20,526	238	4.70%	57,859	29	0.20%
Total interest-earning assets	926,521	11,960	5.24%	888,591	9,381	4.28%

Noninterest-earning assets	62,818			64,958
Total	$989,339			$953,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$227,382	$195	0.35%	$250,612	$126	0.20%
Savings deposits	193,878	553	1.16%	197,016	140	0.29%
Time deposits	270,780	1,389	2.08%	210,727	249	0.48%
Total interest-bearing deposits	692,040	2,137	1.25%	658,355	515	0.32%
Noninterest-bearing demand deposits	166,548	—	—	175,285	—	—
Total deposits	858,588	2,137	1.01%	833,640	515	0.25%
Borrowings	37,221	389	4.24%	20,715	157	3.07%
Total funding costs	895,809	2,526	1.14%	854,355	672	0.32%

Other noninterest-bearing liabilities	9,693			9,692
Shareholders’ equity	83,837			89,502
Total	$989,339			$953,549

Net interest income		$9,434			$8,709
Net interest margin			4.13%			3.97%

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Cash and due from banks	$11,970	$11,844
Interest-bearing deposits in banks	56,457	18,308
Total cash and cash equivalents	68,427	30,152
Federal funds sold	263	1,768
Investment securities available-for-sale, at fair value	127,007	130,795
Investment securities held-to-maturity, at amortized cost	1,682	1,862
Federal Home Loan Bank stock, at cost	1,590	1,359
Loans held for investment	775,889	773,873
Less allowance for loan and lease losses	11,599	9,422
Net loans held for investment	764,290	764,451
Premises and equipment, net of accumulated depreciation	24,290	24,439
Cash surrender value of bank-owned life insurance	16,472	16,399
Accrued interest receivable	2,898	3,011
Goodwill and core deposit intangible, net	7,746	7,801
Other real estate owned	617	686
Other assets	10,772	11,944
Total assets	$1,026,054	$994,667
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$154,661	$169,822
Interest-bearing	743,224	700,203
Total deposits	897,885	870,025
Accrued interest expense	841	607
Other liabilities	7,431	8,136
Short-term borrowings	25,000	20,038
Long-term borrowings	10,744	10,726
Total liabilities	941,901	909,532
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,738,156 and 7,680,856 shares issued, respectively; 5,866,866 and 5,812,258 shares outstanding, respectively	75	75
Additional paid-in capital	14,663	14,510
Accumulated other comprehensive loss, net of tax	(7,714)	(7,241)
Retained earnings	103,823	104,460
Less treasury stock: 1,871,290 and 1,868,598 shares at cost, respectively	(26,694)	(26,669)
Total shareholders’ equity	84,153	85,135
Total liabilities and shareholders’ equity	$1,026,054	$994,667

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$10,982	$8,847
Interest on investment securities	978	534
Total interest income	11,960	9,381

Interest expense:
Interest on deposits	2,137	516
Interest on borrowings	389	156
Total interest expense	2,526	672

Net interest income	9,434	8,709

Provision for credit losses	269	721

Net interest income after provision for credit losses	9,165	7,988

Non-interest income:
Service and other charges on deposit accounts	285	299
Lease income	231	214
Other income, net	313	316
Total non-interest income	829	829

Non-interest expense:
Salaries and employee benefits	4,222	4,330
Net occupancy and equipment	835	766
Computer services	421	377
Fees for professional services	245	268
Other expense	1,547	1,315
Total non-interest expense	7,270	7,056

Income before income taxes	2,724	1,761
Provision for income taxes	652	400
Net income	$2,072	$1,361
Basic net income per share	$0.35	$0.22
Diluted net income per share	$0.33	$0.20
Dividends per share	$0.05	$0.03

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2023 Results

April 26, 2023

		Quarter Ended
		2023	2022
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,026,054	$994,667	$989,277	$955,385	$968,646
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		311	366	421	488	561
Tangible assets	(a)	$1,018,308	$986,866	$981,421	$947,462	$960,650

Total shareholders’ equity		$84,153	$85,135	$83,103	$82,576	$87,807
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		311	366	421	488	561
Tangible common equity	(b)	$76,407	$77,334	$75,247	$74,653	$79,811

Average shareholders’ equity		$83,837	$83,390	$84,085	$86,650	$89,502
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		337	392	451	523	596
Average tangible shareholders’ equity	(c)	$76,065	$75,563	$76,199	$78,692	$81,471

Net income	(d)	$2,072	$2,228	$1,860	$1,415	$1,361
Common shares outstanding (in thousands)	(e)	5,867	5,812	5,812	5,876	6,130

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.02	$13.31	$12.95	$12.70	$13.02

Tangible common equity to tangible assets	(b)/(a)	7.50%	7.84%	7.67%	7.88%	8.31%

Return on average tangible common equity (annualized)	(1)	11.05%	11.70%	9.69%	7.21%	6.77%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200